UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*

                      Keystone Automotive Industries, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    49338N109
                                 (CUSIP Number)



                                December 31, 2002
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   |_|       Rule 13d-1(b)

   |X|       Rule 13d-1(c)

   |_|       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO. 49338N109                   13G                     PAGE 2 OF 4 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Chilton Investment Company, Inc.
      13-3667517
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware
--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER
  NUMBER OF          897,478
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6.     SHARED VOTING POWER
  OWNED BY           0
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON            897,478
    WITH      ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER
                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       897,478
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
      Instructions)                                                         [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)
      CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 49338N109                   13G                     PAGE 3 OF 4 PAGES
---------------------                                         ------------------


Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on August 6, 2002 by Chilton Investment Company, Inc., with respect to the common stock, no par value (the "Common Stock") of Keystone Automotive Industries, Inc., a California corporation, is hereby amended by this Amendment No. 1 to the Schedule 13G to report a change beneficial ownership. The Schedule 13G is hereby amended as follows:

Items 4 is hereby amended and restated in its entirety to read:



ITEM 4.            OWNERSHIP.

                   (a)   Amount beneficially owned:   897,478 shares

                   (b)   Percent of class:   6.1%

                   (c)   Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote:
                               897,478
                         (ii)  Shared power to vote or to direct the vote:  0
                         (iii) Sole power to dispose or to direct the
                               disposition of: 897,478
                         (iv) Shared power to dispose or to direct the disposition of: 0

---------------------                                         ------------------
CUSIP NO. 49338N109                   13G                     PAGE 4 OF 4 PAGES
---------------------                                         ------------------





                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2003


                                    CHILTON INVESTMENT COMPANY, INC.

                                    By: /s/ Norman B. Champ III
                                        ------------------------------------
                                        Name:  Norman B. Champ III
                                        Title: Managing Director